Exhibit (d)(7)
Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
T 212 440 9800
F 212 440 9009
www.georgeson.com
March __, 2011
The Gabelli Global Multimedia Trust
One Corporate Center
Rye, NY 10580-1422
                  Re:  Letter of Agreement
This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by The Gabelli Global Multimedia Trust (the “Company”) to act as Information Agent in connection with its upcoming rights offer to purchase additional common stock (the “Offer”). The term of the Agreement shall be the term of the Offer, including any extensions thereof.
(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

(c)	Expenses. In connection with Georgeson’s performance of the Services, and in addition to the fees and charges discussed in paragraph (b) hereof, the Company agrees that it shall be solely responsible for the following costs and expenses, and that the Company shall, at Georgeson’s sole discretion, (i) reimburse Georgeson for such costs and expenses actually incurred by Georgeson, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to Georgeson for payment of such costs and expenses:
•	expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

•	expenses incurred by Georgeson in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
T 212 440 9800
F 212 440 9009
www.georgeson.com
The Gabelli Global Multimedia Trust
March __, 2011

•	expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of Georgeson’s executives; and

•	any other fees and expenses authorized by the Company and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising (including production and posting), media relations, stock watch and analytical services.
(d)	Compliance with Applicable Laws. The Company and Georgeson hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)	Indemnification. The Company agrees to indemnify and hold harmless Georgeson and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by Georgeson, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving Georgeson which directly relate to or arise out of Georgeson’s performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from Georgeson’s gross negligence or intentional misconduct). In addition, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

(f)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
T 212 440 9800
F 212 440 9009
www.georgeson.com
The Gabelli Global Multimedia Trust
March __, 2011

(g)	Exclusivity. The Company agrees and acknowledges that Georgeson shall be the sole Information Agent retained by the Company in connection with the Offer, and that the Company shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Offer.

(h)	Additional Services. In addition to the Services, the Company may from time to time request that Georgeson provide it with certain additional consulting or other services. The Company agrees that Georgeson’s provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at Georgeson’s then-current rates.

(i)	Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson based on information described in clauses (w), (x) or (y) of this paragraph. The Company agrees that all reports, documents and other work product provided to the Company by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
T 212 440 9800
F 212 440 9009
www.georgeson.com
The Gabelli Global Multimedia Trust
March __, 2011

If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 199 Water Street — 26th Floor, New York, New York 10038, Attention: Jason W. Alexander.

Sincerely,

GEORGESON INC.

By:
Jason W. Alexander

Title:	Managing Director

Agreed to and accepted as of the date first set forth above:

THE GABELLI GLOBAL MULTIMEDIA TRUST

By:

Title:

Georgeson Inc.
199 Water Street, 26th floor
New York, NY 10038
T 212 440 9800
F 212 440 9009
www.georgeson.com
The Gabelli Global Multimedia Trust
March __, 2011

APPENDIX I
FEES & SERVICES SCHEDULE

BASE SERVICES		$	[ ]

•	Advance review of Offer documents
•	Strategic advice relating to the Offer
•	Assistance in preparation of advertisements and news releases
•	Dissemination of Offer documents to bank and broker community
•	Communication with bank and broker community during Offer period

ADDITIONAL SERVICES
•	If necessary, telephone setup and installation, provide toll-free number for shareholder inquiries; respond to inquiries from investors and their advisors	$	[ ]

•	Direct telephone communication with retail (i.e., registered and NOBO shareholders)	$	[ ]

•	$[ ] per completed call (incoming and outgoing)

NOTE: The foregoing fees are exclusive of reimbursable expenses as described in paragraph (c) of this Agreement. In addition, the Company will be charged a fee of $[ ] if the Offer is extended for any reason.

FEE PAYMENT INSTRUCTIONS
The Company shall pay Georgeson as follows:
•	Upon execution of this Agreement, the Company shall pay Georgeson $7,500, which amount is in consideration of Georgeson’s commitment to represent the Company and is non-refundable;

•	Upon completion of the Offer, the Company shall pay Georgeson (i) any variable fees for Additional Services (e.g., telephone calls) which shall have accrued over the course of the Offer and (ii) all reimbursable expenses.
Georgeson will send the Company an invoice for each of the foregoing payments, which invoice will include wire transfer instructions.